Exhibit 99.2

February 2012

Dear CPA®:15 Stockholder,

On February 21, 2012, the Boards of Directors of CPA®:15 and W. P. Carey & Co. LLC (“W. P. Carey”) announced that the two companies have entered into a definitive agreement under which W. P. Carey will acquire CPA®:15 and convert into a real estate investment trust (“REIT”). W. P. Carey, as you know, has been the advisor to CPA®:15 since inception and has invested and managed its assets successfully through a variety of economic conditions. We are pleased to be presenting a transaction that we believe will be beneficial to CPA®:15 stockholders by providing them with liquid shares in a company poised for growth and continued stable income.

In the merger, CPA®:15 stockholders will receive $1.25 in cash and 0.2326 shares of W. P. Carey common stock for each CPA®:15 share. W. P. Carey is a publicly-traded company and is listed on the New York Stock Exchange (NYSE: WPC). As of the close of trading on February 17, 2012, the price of each W. P. Carey share was $45.07. The resulting total consideration based on that stock price would be $11.73 per share of CPA®:15, a 13% premium to CPA®:15’s estimated per share net asset value of $10.40 as of September 30, 2011. However, the ultimate merger consideration may be higher or lower as of the closing due to changes in W. P. Carey’s stock price.

This transaction will provide liquidity to CPA®:15 stockholders by delivering shares in a publicly-traded global company that benefits from a similar long-term, income oriented investment strategy that they have come to rely on, as well as the income generated by W. P. Carey’s management of its ongoing CPA® REIT programs. W. P. Carey currently anticipates that it will increase its annualized dividend to $2.60 per share after the transactions are completed in order to maintain compliance with REIT requirements.

The combined company is expected to have a total market capitalization of approximately $5 billion, plus approximately $7 billion in assets under management, resulting in what we believe will be even greater financial strength and flexibility given its larger balance sheet, strong asset management business and more diversified portfolio of approximately 450 net-lease assets.

The merger is subject to various closing conditions, including stockholder approvals, and cannot be assured. We currently expect that the closing will occur by the third quarter of 2012, although there can be no assurance of such timing. Investors seeking additional information should read the Form 8-K and Investor Presentation filed with the Securities and Exchange Commission on February 21, 2012, which can be found at www.cpa15.com.

We are truly excited about the prospects of the merged company and look forward to communicating with you as we make further progress.

With best regards,

Trevor P. Bond

Chief Executive Officer

Cautionary Statement Concerning Forward-Looking Statements:

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of CPA®:15 and can be identified by the use of words such as “may,” “will,” “should,” “would,” “assume,” “outlook,” “seek,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” and other comparable terms. These forward-looking statements include, but are not limited to, statements regarding the benefits of the Transactions, integration plans and expected synergies, the expected benefits of the REIT Conversion, anticipated future financial and operating performance and results, including estimates of growth, and the expected timing of completion of the proposed Transactions. These statements are based on the current expectations of the management of CPA®:15 and W. P. Carey. It is important to note that CPA®:15’s actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of the combined company. Discussions of some of these other important factors and assumptions are contained in CPA®:15’s and W. P. Carey’s filings with the SEC and are available at the SEC’s website at http://www.sec.gov. These risks, as well as other risks associated with the proposed Merger, will be more fully discussed in the joint proxy statement/prospectus that will be included in the Form S-4. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may or may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Except as required under the federal securities laws and the rules and regulations of the SEC, CPA®:15 does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It:

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. W. P. Carey intends to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement / prospectus and other relevant documents to be mailed by CPA®:15 and W. P. Carey to their respective security holders in connection with the proposed Transactions. WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT / PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CPA®:15, W. P. CAREY AND THE PROPOSED TRANSACTIONS. INVESTORS ARE URGED TO READ THESE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY. Investors will be able to obtain these materials (when they become available) and other documents filed with the SEC free of charge at the SEC’s website (http://www.sec.gov). In addition, these materials (when they become available) will also be available free of charge by accessing CPA®:15’s website (http:www.cpa15.com) or by accessing W. P. Carey’s website (http://www.wpcarey.com). Investors may also read and copy any reports, statements and other information filed by W. P. Carey or CPA®:15, with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Proxy Solicitation:

Information regarding W. P. Carey’s directors and executive officers is available in its proxy statement filed with the SEC by W. P. Carey on April 29, 2011 in connection with its 2011 annual meeting of stockholders, and information regarding CPA®:15’s directors and executive officers is available in its proxy statement filed with the SEC by CPA®:15 on April 29, 2011 in connection with its 2011 annual meeting of shareholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.